Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333- 249538) of PHX Minerals Inc,

(2) Registration Statement (Form S-3 No. 333- 256496) of PHX Minerals Inc,

(3) Registration Statement (Form S-3 No. 333- 260531) of PHX Minerals Inc,

and

(4) Registration Statement (Form S-8 No. 333- 245670 pertaining to the Restricted Stock Plan of PHX Minerals Inc.

of our report dated December 13, 2021, with respect to the consolidated financial statements of PHX Minerals Inc. and the effectiveness of internal control over financial reporting of PHX Minerals Inc. included in this Annual Report (Form 10-K) of PHX Minerals Inc. for the year ended September 30, 2021.

/s/ Ernst & Young LLP

Oklahoma City, Oklahoma

December 13, 2021